Exhibit 10.5

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

SHARKNINJA, INC.

AND

JS GLOBAL TRADING HK LIMITED

Dated as of [●], 2023

i

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2023 (the “Effective Date”), between SharkNinja, Inc., an exempted company with limited liability incorporated in the Cayman Islands (“SharkNinja”), and JS Global Trading HK Limited, an exempted company with limited liability incorporated in the Cayman Islands (“JS Global”). “Party” or “Parties” means SharkNinja or JS Global, individually or collectively, as the case may be.

RECITALS

WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated [●], 2023 (the “SDA”);

WHEREAS, pursuant to the SDA, and in connection with the transition of the respective Businesses from one Group to the other, respectively, the Parties contemplate that certain services are to be provided or caused to be provided by SharkNinja to JS Global and by JS Global to SharkNinja for certain periods after the Separation upon the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement constitutes the Transition Services Agreement referred to in the SDA.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01      Certain Defined Terms. (a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the SDA, and Section 1.2 (References; Interpretation) of the SDA is incorporated herein by reference.

(b)         The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Arm’s Length Price” refers to the Service Fees or other applicable charges under this Agreement, as determined in accordance with the arm’s length standard under (i) Part 4 of the Taxation (International and Other Provisions) Act 2010, (ii) Treasury Regulations promulgated under Section 482 of the Internal Revenue Code of 1986, as amended, (iii) the Organisation for Economic Cooperation and Development’s transfer pricing guidelines for multinational enterprises and tax administrations, as amended or updated from time to time, or (iv) such other applicable national or multinational standards.

“Data Protection Legislation” means the following legislation and guidance to the extent applicable from time to time: (a) the California Consumer Privacy Act, (b) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (c) the General Data Protection Regulation (2016/679) (the “GDPR”), any national law supplementing the GDPR; (d) the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”) and (e) any other data protection or privacy laws, regulations, or regulatory requirements applicable to the processing of personal data (as amended and/or replaced from time to time) in each jurisdiction in which the Services are provided.

“JS Global Provider” means any member of the JS Global Group that is a Provider.

“JS Global Recipient” means any member of the JS Global Group that is a Recipient.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party, including acts of God, floods, riots, fires or other natural disasters, explosions, sabotage, civil commotion or civil unrest, interference by civil or military authorities, epidemics, pandemics, acts of war (declared or undeclared), armed hostilities or other national or international calamity, acts of terrorism (including by cyberattack or otherwise) and failure or interruption of networks or energy sources, in each case, which such events cause cessation, interruption or hindrance of such Party’s performance under this Agreement.

“SharkNinja Provider” means any member of the SharkNinja Group that is a Provider.

“SharkNinja Recipient” means any member of the SharkNinja Group that is a Recipient.

“Provider” means the applicable Party or member of its Group responsible for providing or causing the provision of a Service under this Agreement.

“Recipient” means the applicable Party or member of its Group entitled to receive a Service under this Agreement.

“Services” means the JS Global Provided Services and the SharkNinja Provided Services, as applicable.

“VAT” means (i) value added tax chargeable within the United Kingdom in accordance with the VATA 1994 and legislation and regulations supplemental thereto, (ii) inside the European Union, value added tax charged pursuant to Council Directive 2006/112/EC on the common system of value added tax and (iii) outside the United Kingdom and European Union, any similar sales or turnover tax or goods and services tax.

“Virus(es)” means any malicious computer code or instructions that adversely affect in any material respect the operation, security or integrity of (i) a computing telecommunications or other electronic operating or processing system or environment, (ii) software programs, data, databases, or other computer files or libraries, or (iii) computer hardware, networking devices or telecommunications equipment, including (x) viruses, Trojan horses, time bombs, back door devices, worms or any other software routine or hardware component designed to permit unauthorized access, disable, erase or otherwise harm software, hardware or data or perform any other such harmful or unauthorized actions and (y) similar malicious code or data.

Article II

SERVICES AND DURATION

Section 2.01      Provision of Services.

(a)            Subject to the terms and conditions of this Agreement, SharkNinja shall provide (or cause to be provided) to the JS Global Recipients all of the services listed in Schedule 1 attached hereto (the “SharkNinja Provided Services”).

(b)            Subject to the terms and conditions of this Agreement, JS Global shall provide (or cause to be provided) to the SharkNinja Recipients all of the services listed in Schedule 2 attached hereto (the “JS Global Provided Services”).

(c)            Notwithstanding the foregoing, the Services shall not include the services set forth in Schedule 3 (the “Excluded Services”).

Section 2.02      Duration of Services. Subject to Section 6.01 and Section 6.04 hereof, effective as of the Effective Date, each Provider shall provide or cause to be provided to the respective Recipients each Service until the expiration of the period set forth next to such Service on the applicable Schedules hereto, and any extensions pursuant to Section 6.01(b) (the date of any such Service expiration, the “Service Term”); provided that no such extension shall extend beyond the end of the Term set forth in Section 6.01.

Section 2.03      Omitted Services.

(a)            If, within twelve (12) months after the Effective Date, SharkNinja or JS Global identifies and requests in writing a service that (i) the other Party or its Group provided to the Business of the requesting Party, respectively, during the twelve (12) month period prior to the Effective Date, (ii) the requesting Party or its Group reasonably requires in order for its Business to continue to operate in substantially the same manner in which the Business operated prior to the Effective Date, (iii) such service was not included in Schedule 1 or Schedule 2 (and is not an Excluded Service or a service provided for under another Ancillary Agreement), and (iv) in the twelve (12) month period prior to the Effective Date was not discontinued as a service provided by Provider to its own Affiliates or in the process of being phased out as a service provided to all of Provider’s own Affiliates (an “Omitted Service”), then, in each case, JS Global and SharkNinja shall negotiate in good faith for the provision thereof hereunder if the applicable Provider is reasonably able to provide such requested service (and the applicable Recipient is not reasonably able to provide or procure from another Person such requested service), and if so, subject to the Parties reaching an agreement, the applicable Provider will provide, or cause to be provided, the relevant Omitted Service. Any such Omitted Services shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on Schedule 1 or Schedule 2, as applicable. The duration for any Omitted Service shall be the minimum period necessary for Recipient to transition off the relevant Omitted Service (but no longer than the end of the Term), and the Service Fees for any Omitted Service shall be calculated in a manner consistent with other comparable Services hereunder.

(b)            Subject to the foregoing Section 2.03(a), in the event that SharkNinja or JS Global requests that, in addition to the Services, certain other services be made available by the Provider that are not Excluded Services or a Service provided under another Ancillary Agreement (the “Other Services”), Provider shall have no obligation to provide any Other Services. If the Provider, in its sole discretion, agrees to provide any Other Services, the Provider and the Recipient shall negotiate in good faith the terms therefor, including duration for providing such Other Services and fees therefor. The provision, if any, of any Other Services shall be on the terms and conditions agreed upon between the Provider and the Recipient and set forth on a schedule to be attached hereto or as an amendment to this Agreement. Any such Other Services mutually agreed to by the parties hereto and set forth on an exhibit or included in an amendment to this Agreement shall constitute “Services” hereunder.

Section 2.04      Exception to Obligation to Provide Services. Notwithstanding anything in this Agreement to the contrary, the relevant Providers shall not be obligated (and neither SharkNinja nor JS Global shall be obligated to cause any Provider) to provide any Services to the extent the provision of such Services would violate any Law or any Contract to which SharkNinja, JS Global, any of SharkNinja’s or JS Global’s Affiliates or any of the Providers are subject; provided, however, that SharkNinja and JS Global shall comply with Section 7.02 in seeking to obtain any Required Consents necessary to provide such Services; provided further that SharkNinja will not, and will cause its Affiliates not to, enter into any Contract during the Term that it knows would materially prevent the relevant SharkNinja Provider from providing the Services hereunder.

Section 2.05      Standard of the Provision of Services. The Services shall be provided in good faith and, except where expressly provided otherwise in the applicable Schedule, with the degree of care, skill and diligence, and at a level, volume, scope and timeliness, substantially consistent with that provided to the applicable Business during the twelve (12) month period immediately preceding the Effective Date and shall be provided and accepted in accordance with the terms, limitations and conditions set forth in this Agreement and the applicable Schedule; provided that no Provider shall be required to increase the level, volume or scope of the Services in excess of those described in the foregoing clause; provided, further, that with respect to Services a Recipient may request such an increase from the applicable Provider, which will be considered a request for an Omitted Service hereunder subject to Section 2.03(b), except that in the event and to the extent such Provider has increased the level of the Services with respect to provision of such Services to Provider’s own Affiliates, Provider shall accept such request in accordance with the terms, limitations and conditions set forth in this Agreement and the applicable Schedule.

Section 2.06      Change in Services. The Providers may from time to time supplement, modify, substitute or otherwise alter the Services provided by such Provider, provided that such supplement, modification, substitution or alteration does not adversely affect the quality or availability of Services or increase the cost of using such Services in a material respect. Notwithstanding the foregoing, a Provider will have the right to (a) temporarily interrupt the provision of Services for emergency or routine maintenance purposes and/or (b) temporarily shut down the operation of the systems of the Provider providing the Services if, in each case, it is the commercially reasonable judgment of the Provider that such action is reasonably required or customary for its business, the Provider uses commercially reasonable efforts to arrange for the provision of such Services impacted by such temporary interruption and/or shutdown where reasonably practicable and at no material additional cost and expense to Recipient, and, where reasonably practicable, subject to reasonable written notice (under the circumstances) and reasonable consultation with Recipient with respect thereto. In performing any maintenance or causing any shutdown or interruption contemplated by this Section 2.06, the Provider shall use commercially reasonable efforts to minimize the impact of such maintenance, shutdown or interruption on the Services and the Recipient’s Business. The Provider shall provide notification to Recipient of any such temporary interruption and/or shutdown as soon as practicable.

Section 2.07      Subcontractors. A Provider may reasonably subcontract any of the Services or portion thereof that is not subcontracted as of the Effective Date to any other Person, including any Affiliate of the Provider, without the prior written consent of the Recipient; provided that (i) subcontracting such Services to another Person, including any Affiliate of the Provider, is reasonable, (ii) such other Person shall be subject to service standards and confidentiality obligations consistent with those set forth herein, and (iii) such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor. Provider shall not enter into an agreement with a subcontractor during the Term that causes a Service Fee to increase more than thirty thousand U.S. dollars ($30,000) without the consent of Recipient; provided that if Recipient does not so consent, Provider shall have no obligation to provide such Service.

Section 2.08      Electronic Access.

(a)            To the extent that the performance or receipt of Services hereunder requires access to a Party’s or its Affiliates’ computer systems, software or other information technology systems, including data contained therein (collectively, the “Systems”) by the other Party or its Affiliates (the “Accessing Group”), the Party whose Group’s Systems are being accessed (the “Providing Group”) shall provide access to (and the Accessing Group may access) such Systems solely for the purpose of, as applicable, providing or receiving the Services. Each Party shall cause its applicable Accessing Group to comply with all of the Providing Group’s policies, procedures and limitations (including with respect to physical security, network access, internet security, confidentiality and personal data security and privacy guidelines and other similar policies, collectively, the “Security Regulations”) to be determined by such Providing Group from time to time and provided in writing to such Accessing Group, and shall not tamper with, compromise or circumvent any security or related audit measures employed by the Providing Group. The Accessing Group shall access and use only those Systems of the Providing Group for which it has been granted the right to access and use.

(b)            While Services are being provided hereunder, the Parties shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into the Services or Systems. With respect to Services or Systems provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into any Services or Systems, (i) the Party that discovers the Virus shall promptly notify the other Party and (ii) the Parties shall use commercially reasonable efforts to cooperate and to diligently work together to remediate the effects of the Virus.

(c)            The Parties shall take commercially reasonable measures in providing, accessing and using the Services and Systems hereunder to prevent unauthorized access, use, destruction, alteration or loss of data, information or software contained in the Systems. If, at any time, the Accessing Group reasonably determines that any of its personnel has attempted to circumvent, or has circumvented, the Security Regulations, that any unauthorized personnel has or has had access to the Systems, or that any such personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the Providing Group, the Accessing Group shall immediately suspend any such person’s access to the Systems and immediately notify the Providing Group; provided that the Parties shall work together to resolve the grounds for suspension and, unless the suspension was of personnel not authorized for access, any such suspended access will promptly be restored after such violation or security risk has been remediated. The Accessing Group shall reasonably cooperate with the Providing Group in investigating any unauthorized access to the Systems.

Section 2.09      Access to Facilities.

(a)            To the extent that the performance or receipt of Services hereunder requires access to a Party’s or its Affiliates’ office space or facilities or designated portion thereof as mutually agreed by the Parties and as more particularly set forth on Schedule 4 (collectively, the “Facilities”) by the other Party or its Affiliates (the “Entering Group”), the Party whose Group’s Facilities are being entered (the “Granting Group”) shall grant to Entering Group a limited exclusive license (each, a “Facility License” and collectively, the “Facilities License”) to use and access such Facilities, and to use certain offices, work stations, furniture, fixtures and equipment located at such Facilities (collectively, the “Licensed Area”), solely for the purpose of, as applicable, providing or receiving the Services, together with a non-exclusive right to use in common with the Granting Group the common areas at and serving the Facilities.  Each Party shall cause its applicable Entering Group to comply with all of the Granting Group’s policies, procedures and limitations (including with respect to physical security, restrictions, confidentiality and other similar policies) to be determined by such Granting Group from time to time or as may be imposed by any Lease (hereinafter defined) and provided in writing to such Entering Group.  The Entering Group shall access and enter only those Facilities of the Granting Group for which it has been granted the right to access and enter, and shall do so in a manner intended to minimize disruption or inconvenience to the Granting Group and its personnel and operations. The Parties agree to cooperate in good faith to (i) separate personnel such that the Licensed Area within each Facility shall only include that portion of the applicable Facility that will be used by the Entering Group and (ii) (X) if required, obtain the consent of the landlord(s) under any Lease to permit the applicable Facilities License and (Y) if required by a landlord, enter into a sublease or similar license or use agreement with respect to any Lease on terms consistent with this Agreement. The grant of the Facilities License is subject to the following terms and conditions, which supplement the terms and conditions of this Agreement:

(b)            The Parties acknowledge that the Granting Group leases the Facilities pursuant to the lease agreements described on Schedule 4 (each, a “Lease”). The Facilities License is and shall be subject and subordinate to each Lease, as applicable, and to the matters to which such Lease is or shall be subordinate. Without limitation to the foregoing, each Facilities License shall immediately terminate without any further action on the part of the Parties in the event that the underlying Lease terminates and is not replaced by a similar arrangement in favor of the Granting Group at the previously Licensed Area, provided that the Granting Group shall use commercially reasonable efforts to provide the Entering Group with notice of any such termination as promptly as practicable. In the event of any conflict between this Agreement and the terms and conditions of any underlying Lease, the terms and conditions of the underlying Lease shall control.

(c)            The Entering Group shall and shall cause their employees, representatives, contractors, invitees and licensees to use the Licensed Area in substantially the same manner that it used and occupied such space immediately prior to the Effective Date and for no other purpose nor in any other manner and, in any event, in accordance with (i) all terms, conditions, requirements, conditions and provisions of the applicable Lease, (ii) all Laws and other legal requirements applicable to the use or occupation of each Facility, including those relating to environmental, health and workplace safety matters.

(d)            The Entering Group shall only permit their employees, authorized representatives, contractors, invitees or licensees to use the Licensed Areas, unless otherwise permitted by the Granting Group in writing.

(e)            The Granting Group shall have reasonable access to the Licensed Areas from time to time, as reasonably necessary for the security, repair and maintenance thereof.

(f)            The Entering Group shall not make, and shall cause their respective employees, representatives, contractors, invites and licensees to refrain from making, any alterations or improvements to the Licensed Areas.

(g)            During the term of each Facilities License, all costs relating to the Licensed Area thereunder (including all common areas related thereto), including without limitation, rent, maintenance, water, sewer, telephone, electricity and gas service charges, common area charges, amounts of public liability, damage, fire, and extended coverage insurance, real property taxes and any other operating expenses which, in each case, the Granting Group is required to pay (together, the “License Costs”) shall be borne by the Entering Group. The License Costs for each License Area shall be an amount equal to the Entering Group's proportionate share of all costs for the entire Facility for which the Granting Group is liable, based on the percentage of the Entering Group’s personnel to the total Granting Group personnel in such Facility. The Entering Group's proportionate share for each Facility and the License Costs shall be calculated by the Granting Group each calendar quarter or, if earlier, at the termination of the applicable Facilities License, and shall be paid pursuant to Section 3.03.  The Granting Group’s calculations shall be conclusive and binding on the parties, absent only manifest error.

(h)            The rights granted pursuant to this Section 2.09 shall be in the nature of a license and shall not create a leasehold or other estate or possessory right in favor of any Entering Group, or their respective employees, subsidiaries, representatives, contractors, invitees or licensees, with respect to the Facilities and shall not include any right of sub-license or sub-leasehold to any party.

(i)            The term of each Facilities License shall commence on the Effective Date (unless landlord consent is required pursuant to an underlying Lease to which it is subject, in which case the subject Facilities License shall commence on the later of the Effective Date and the date such landlord consent is secured) and, subject to Section 2.09(a), continue until the date set forth on Schedule 4, unless otherwise terminated earlier in accordance with this Agreement or agreed in writing by the Parties. The Entering Group shall have the right to terminate its obligations hereunder with respect to any Licensed Area at any time by providing written notice at least thirty (30) days prior to such termination. The Entering Group shall vacate the applicable Licensed Area on or prior to the expiration or earlier termination of the Facilities License. The Entering Group shall be responsible for all moving and similar costs associated with moving into and vacating the Licensed Area and will leave the Licensed Facility in broom clean condition and in the condition delivered to the Entering Group, subject to reasonable wear and tear.

Section 2.10      Title to Intellectual Property; Confidentiality. Except as expressly provided in this Section 2.10, and Section 2.11 and Section 2.12, each Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property which is owned or licensed by any Provider or any of their respective Affiliates or any Third Party by reason of the provision of the Services or access to the Systems. The Parties hereby reserve all rights, title and interest in and to their respective Intellectual Property not expressly licensed to the other Party under Section 2.11. Each Party acknowledges that any nonpublic information or Data it obtains of the other Party (including through access to its systems) hereunder shall be “Confidential Information” for purposes of the SDA and subject to the terms and conditions therein relating thereto.

Section 2.11      License to Intellectual Property. Each Party hereby grants to the other Party a non-exclusive, fully paid-up, royalty-free, non-transferable (except as set forth in Section 9.02), worldwide license to the Intellectual Property owned or licensable (as permitted under any applicable third-party agreements without further payment or obligation except to the extent assumed and performed by the other Party hereunder) by such granting Party and such Party’s Affiliates, solely for the purpose of, as applicable, providing or receiving the Services, in each case, as set forth in and in accordance with this Agreement; provided, however, that the license granted in this Section 2.11 shall be perpetual and irrevocable with respect to any Intellectual Property incorporated into a deliverable under any Service with respect to such deliverable.

Section 2.12      Data. Provider shall, at the reasonable request of Recipient, use commercially reasonable efforts to provide Recipient with all records, data and other information to the extent related to and reasonably required for the use of or transition from the Services provided to Recipient that is contained in the Provider’s data files, including records, data and other information created or processed in connection with the Services (the “Data”). Provider acknowledges that the Data, to the extent exclusively related to Recipient, is the exclusive property of Recipient, is Recipient’s confidential information, and that Provider obtains no ownership, right, title or interest in any such Data other than being authorized to have access to and make use of such Data solely to the extent necessary and appropriate for the performance by Provider of its obligations under this Agreement and for the sole benefit of Recipient.

Section 2.13      No Obligation to Hire or Purchase. For avoidance of doubt, a Recipient shall have no right to require Provider to, Provider shall have no obligation to and Provider shall not be permitted to increase any Service Fees after the Effective Date if it does any of the following to provide a Service (unless permitted by Section 3.01):

(a)            hire or engage any additional employees or other services providers;

(b)            maintain the employment of any specific employee;

(c)            purchase, lease or license any additional equipment, software, technology or other resources; or

(d)            pay any costs related to the transfer or conversion of Provider’s data to Recipient or a Third Party supplier;

provided, that, the foregoing shall not limit any obligation of a Provider to provide Services hereunder.

Section 2.14      Professional Advice or Opinions. It is not the intent of any Provider to render, nor of any Recipient to receive from any Provider, professional advice or opinions, whether with regard to tax, legal, regulatory, compliance, treasury, finance, employment or other professional advice for business and financial matters, technical advice (except to the extent explicitly provided in Schedule 1) or the handling of or addressing environmental matters. No Recipient shall rely on, or construe, any Service provided by or on behalf of any Provider as such professional advice or opinions or technical advice, and Recipients shall seek all third-party professional advice and opinions or technical advice as they may desire or need independently of this Agreement.

Section 2.15      Use of Services. Subject to Section 9.02, no Recipient shall resell, license, sublet or transfer any Services to any Person whatsoever or permit the use of the Services it receives under this Agreement by any Person other than in connection with such Recipient’s conduct of the operations of its business to the extent consistent with the manner in which such business was conducted prior to the Effective Date or contemplated to be conducted as reflected in the written records of such Recipient as of the Effective Date.

Section 2.16      Compliance with Law. Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

Section 2.17      Migration. Recipient acknowledges that a purpose of this Agreement is to provide Services to Recipient on an interim basis, until Recipient can perform or procure the services for itself, and, accordingly, Recipient agrees to use reasonable efforts to make or obtain any approvals, permits or licenses, implement any information technology systems and take any other actions for it to provide or procure the Services for itself as soon as reasonably practicable and in any event no later than the end of a Service Term (for each Service) and the Term (for all Services). At the reasonable request and expense of Recipient, Provider shall cooperate with Recipient to support and facilitate Recipient’s migration from the Services.

Article III

COSTS AND DISBURSEMENTS

Section 3.01      Services Fees. Each Party (or its designee) shall pay to the other Party providing, or causing to be provided, the applicable Services, the fees as set forth in Schedule 5 (the “Service Fees”). In addition to the Service Fees, and unless otherwise specified or fully covered under the Service Fee, Recipient shall pay (or reimburse the Provider for) any and all documented third-party costs and expenses reasonably incurred by the Provider in connection with the Services hereunder, including any such documented travel expenses (collectively, “Third Party Costs”); provided that (i) Provider shall have provided to Recipient reasonable prior notice and Recipient shall have provided its prior written consent, in each case, to all Third Party Costs in an amount greater than thirty thousand U.S. dollars ($30,000) prior to Provider causing such Third Party Costs to be incurred; provided that if Recipient does not so consent, Provider shall have no obligation to provide such Service, and (ii) Third Party Costs shall not include (x) any overhead costs, profits or other mark-ups otherwise incurred by the Provider and (y) fees paid directly by Recipient to any third party provider.

Section 3.02      Arm’s Length Pricing. The Parties shall periodically review the amounts and other terms of all Service Fees and other payments hereunder to ensure that such payments constitute Arm’s Length Prices. If such review determines that any such payment does not constitute an Arm’s Length Price, then a Party may receive additional compensation from the other Party or may pay additional compensation to the other Party, as necessary, and the Parties may adjust the terms of any Service Fees or other payments thereafter in accordance with Section 9.08.

Section 3.03      Payment Terms.

(a)            Any Service Fees payable pursuant to Section 3.01 shall be paid by Recipient (the “Payor”) to Provider (the “Payee”) within forty-five (45) days after receipt of a written invoice from the Payee at the end of each quarter of the calendar year. The Payee or its designated Affiliate shall submit such invoice to the Payor or its designated Affiliate within twenty (20) days after the end of each such quarter, which sets forth the details of the calculation of the Service Fees to be paid by such Payor for such quarter. All Service Fees shall be calculated and paid in U.S. dollars (or, if necessary for legal or tax concerns, other reasonable currency mutually agreed upon by the Parties in writing) in immediately available funds to a bank account designated by the Payee in writing to the Payor. For purposes of determining the Service Fees due and payable in U.S. dollars, the exchange rate shall be determined at the date on which such amount is remitted by the Payor, as reported by the Wall Street Journal (or similar or successor publication if the Wall Street Journal is no longer published).

(b)            If a Payor fails to make a Service Fee payment when due, such Payor shall be required to pay, in addition to any such unpaid amounts, interest on such amounts at (i) the Prime Rate, plus two hundred (200) basis points, or (ii) if lower, the highest rate of interest permitted by applicable Law at such time, in each case compounded monthly from, and including, the relevant due date through the actual date of payment.

(c)            Except as set forth in Section 3.04, the Payor shall make all Service Fee payments to the Payee without set-off, deduction, recoupment or withholding of any kind for Service Fees or other amounts owed or payable by the Payee or its Affiliates to the Payor or its Affiliates, whether under this Agreement or any other Ancillary Agreement, applicable Law or otherwise.

(d)            All amounts treated for the purposes of any VAT as consideration for a Service made pursuant to this Agreement shall be exclusive of applicable VAT. Where Payee is required to account for any VAT to a relevant Tax authority, Payor shall, subject to the receipt of a valid VAT invoice, pay to Payee (in addition to, and at the same time as, the consideration) the amount of such VAT.

Section 3.04      Taxes. All payments made to a Payee under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any payment to a Payee, then (i) the Payor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law, and (ii) the sum payable to the Payee shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.04), the Payee receives an amount equal to the sum it would have received had no such deduction or withholding been made. If any payment made pursuant to this Agreement is eligible for a reduction in the rate of, or the elimination of, any applicable withholding Tax, the Parties agree to cooperate and use commercially reasonable efforts to reduce the applicable rate of withholding or to relieve the Payor of its obligation to withhold such Tax; provided, that for the avoidance of doubt, such cooperation and the provisions of this Section 3.04 shall not require the Payee to alter the entities receiving payments under this Agreement.

Section 3.05      Transfer Pricing. If any Party or its Affiliate (“the first Party”) suffers a transfer pricing adjustment in relation to any amount paid or payable under this Agreement and that adjustment increases the Tax payable by (or decreases the Tax relief available to) the first Party, the other Party (“the second Party”) shall make a payment to the first Party in an amount equal to that increase in Tax (or decrease in relief). The second Party shall make any payment due hereunder no less than ten (10) days before the Tax referred to in that clause (including any Tax that would not have been payable, or which is payable earlier than would have been the case, if any Tax relief had not been decreased) is payable. For purposes of this Section 3.05, a “transfer pricing adjustment” is any adjustment to the profits or losses of a person for Tax purposes asserted by a Tax authority whether by way of assessment or reassessment or otherwise and includes any such adjustment under Part 4 of the Taxation (International and Other Provisions) Act 2010. The Parties agree to pursue all reasonable legal remedies to avoid double taxation that may result from such a transfer pricing adjustment or from any conforming or correlative adjustments that may be necessary on account of such transfer pricing adjustment.

Section 3.06      No Right to Set-Off. Each of SharkNinja or JS Global, as applicable, shall pay (or cause to be paid) the full amounts owed by it to the other Party’s Group under this Agreement and shall not set-off, counterclaim or otherwise withhold any amount owed to the other Party’s Group under this Agreement on account of any obligation owed by the other Party to SharkNinja or JS Global (or, in either case, the members of its Group), as applicable, under this Agreement, the SDA or any other Ancillary Agreement.

Article IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.01      Disclaimer of Warranties. The Parties acknowledge and agree that neither Party nor its Affiliates is in the business of providing Services of the type contemplated by this Agreement, and that each Party and their respective Affiliates make no representation or warranty with respect thereto. NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES, NOR IS EITHER PARTY OR ITS AFFILIATES RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE, AND EACH PARTY AND ITS RESPECTIVE AFFILIATES HEREBY EXPRESSLY DISCLAIM THE SAME.

Article V

INDEMNIFICATION; limitations of liability

Section 5.01        Indemnification.

(a)            JS Global shall indemnify, defend and hold harmless SharkNinja and its Affiliates and their respective directors, officers, employees, representatives and agents (the “SharkNinja Indemnitees”) from and against any and all Indemnifiable Losses of the SharkNinja Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (i) gross negligence or willful misconduct of JS Global or its Affiliates in the performance of this Agreement, (ii) breach by JS Global of this Agreement, and (iii) except to the extent subject to indemnification by SharkNinja pursuant to Section 5.01(b), the provision, receipt and use of the Services for which the JS Global Group is a Recipient hereunder, in each case (in respect of the foregoing clauses (i)-(iii)), except to the extent that such Indemnifiable Losses are subject to indemnification by SharkNinja pursuant to Section 5.01(b).

(b)            SharkNinja shall indemnify, defend and hold harmless JS Global and its Affiliates and their respective directors, officers, employees, representatives and agents (the “JS Global Indemnitees”) from and against any and all Indemnifiable Losses of the JS Global Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (i) gross negligence or willful misconduct of SharkNinja or its Affiliates in the performance of this Agreement, (ii) breach by SharkNinja of this Agreement, and (iii) except to the extent subject to indemnification by JS Global pursuant to Section 5.01(a), the provision, receipt and use of the Services for which the SharkNinja Group is a Recipient hereunder, in each case (in respect of the foregoing clauses (i)-(iii)), except to the extent that such Indemnifiable Losses are subject to indemnification by JS Global pursuant to Section 5.01(a).

Section 5.02        Indemnification Procedures. The indemnification procedures set forth in Section 7.4 of the SDA shall apply to the matters indemnified hereunder, mutatis mutandis.

Section 5.03        Limitation of Liability

(a)            Except for fraud, willful misconduct or gross negligence of a Party, and except for Recipients’ obligation to make payment of undisputed fees to Provider for Services performed and delivered in compliance with the terms of this Agreement, the maximum liability in the aggregate of a Party and its Affiliates for matters arising out of this Agreement shall not exceed the amount of fees paid under this Agreement by the Party (or its Affiliates) seeking damages.

(b)            NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT (INCLUDING THIS ARTICLE V), IN NO EVENT SHALL SHARKNINJA, JS GLOBAL OR THEIR RESPECTIVE AFFILIATES BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR IN EQUITY, FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT (EXCEPT FOR (I) ALL SUCH COMPONENTS OF AWARDS PAID TO A THIRD PARTY IN ANY THIRD-PARTY CLAIM INDEMNIFIED HEREUNDER, INCLUDING COMPONENTS OF SUCH THIRD-PARTY CLAIM RELATING TO ANY OF THE FOREGOING AND ATTORNEYS’ FEES, (II) RESULTS FROM A BREACH OF SECTION 8.02).

ARTICLE VI

TERMINATION

Section 6.01      Term.

(a)            The term of this Agreement (including any and all Service Terms) shall terminate on the expiration of all Service Terms, provided that the term shall not extend beyond twenty-four (24) months from the Effective Date, unless extended pursuant to Section 6.01(b) or terminated earlier pursuant to the provisions of this Agreement (the “Term”); provided further that the Term of this Agreement, including all applicable extensions, shall not extend beyond twenty-seven (27) months from the Effective Date.

(b)            Except as expressly set forth in the Schedules, Recipient may extend the performance of any Service (and the corresponding Service Term) for one (1) additional period of three (3) months for any Service on the same terms by providing notice specifying such additional requested period to Provider no less than thirty (30) days prior to the end of the then-current Service Term.

Section 6.02      Termination.

(a)            This Agreement may be terminated earlier by a Party with respect to its obligations to provide or to cause the provision of Services hereunder if the other Party is in material breach of a material provision of this Agreement and such breach is not corrected within thirty (30) days of a written notice from such Party of such breach and intent to so terminate its obligation to provide and to cause the provision of Services if not so cured. Without limitation to the foregoing, a Party that successfully enforces a claim against the other Party for breach (whether material or not) of this Agreement shall be entitled to reimbursement by the breaching Party of its reasonable costs and attorneys’ fees incurred in connection with such enforcement.

(b)            Recipient may terminate this Agreement or any Service (in each case, in whole or part) for any reason and without liability on at least thirty (30) days’ written notice to Provider; provided that such termination does not adversely affect the ability to provide any other individual Service to Recipient (and, if it would adversely affect the ability to provide another Service then Provider shall provide to Recipient written notice thereof and an opportunity to withdraw such termination request). In the event that Provider is procuring third party rights or vendor services in order to provide the Services to Recipient, and such early termination of a Service in accordance with this Section 6.02(b) results in the payment of additional out-of-pocket fees to such third party due to such early termination and/or Provider incurs additional out-of-pocket wind-down costs, in each case, directly as a result of such early termination, all such reasonable costs shall be payable by Recipient subject to (x) Provider providing reasonable notice of all such fees and costs to Recipient and (y) Recipient confirming in writing such early termination in view of such fees and costs.

(c)            Once all of the Services have expired or been terminated pursuant to this Agreement, this Agreement shall automatically expire.

(d)            The Parties may terminate this Agreement upon the mutual consent of both Parties.

(e)            Either Party may terminate this Agreement (or the applicable portion) upon written notice to the other Party in the event that the other Party assigns this Agreement (or such applicable portion) to a Third Party in breach of Section 9.02, with such termination to be effective as of the date designated by such terminating Party.

Section 6.03      Effect of Termination.

(a)            Except as expressly set forth in this Agreement (including the Schedules), upon expiration or earlier termination of any Service pursuant to this Agreement, the Provider of the terminated or expired Service or its Affiliate shall have no further obligation to provide the terminated or expired Service, and the applicable Recipient shall have no obligation to pay any Service Fees relating to any such Service, and the Services Fees in respect of such terminated or expired Services shall cease to accrue; provided that the applicable Recipient shall remain obligated to the Provider for the Service Fees owed and payable in respect of Services provided prior to the effective date of termination or expiration, shall remain liable for any other costs and expenses pursuant to Section 6.02(b), and shall remain liable for any applicable Service Taxes pursuant to Section 3.04. Any such required payments not made within the later of thirty (30) days after the later of the termination date or receipt of an applicable invoice with respect thereto shall be subject to the late charges set forth in Section 3.03. In connection with termination or expiration of any Service, the provisions of this Agreement not relating solely to such terminated or expired Service shall survive any such termination or expiration. Notwithstanding anything to the contrary contained herein, upon any expiration or earlier termination of this Agreement or any Services, the Provider shall (at the sole cost and expense of Recipient) cooperate with all reasonable requests by the Recipient in connection with the transition of the Services, including the transfer of Data to the Recipient or its designee (in a suitable electronic format as may be necessary or appropriate to enable the Recipient to access and use such Data or in the format maintained by Provider), until such time as the transition is completed to the Recipient’s reasonable satisfaction.

(b)            In connection with an expiration or earlier termination of this Agreement, Article I, Section 2.10, Section 3.01, Section 3.04, Section 3.05, Article IV, Article V, this Article VI, Article VII, Article VIII, Article IX and liability for all owed and unpaid Service Fees, Service Taxes and other costs and expenses specified in this Agreement shall continue to survive indefinitely and any liability for other breaches of this Agreement shall survive the end of the Term (whether by expiration or termination).

Section 6.04      Force Majeure.

(a)            Subject to Section 6.03(b), no Party (or other Person acting on its behalf) shall have any liability for any expense, loss or damage whatsoever arising from, or responsibility for failure to fulfill any obligation under, this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, delayed or otherwise made impracticable as a consequence of circumstances of Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall use commercially reasonable efforts to resume the performance of such obligations as soon as reasonably practicable (provided that a Party shall not be required to settle a labor dispute (or resolve a labor stoppage or slowdown) other than as it may determine in its sole judgment), and if the applicable Provider is the Person so prevented then the Recipient shall not be obligated to pay the Service Fee (or portion thereof) for a Service to the extent and for so long as such Service (or portion thereof) is not made available to the Recipient hereunder as a result of such Force Majeure.

(b)            Notwithstanding the foregoing, during the period of a Force Majeure preventing provision of applicable Services to the Recipient pursuant to Section 6.04(a), the Provider shall use its commercially reasonable efforts and reasonably cooperate with the Recipient to arrange for the provision of such Services impacted by the Force Majeure, and the Recipient shall be entitled to seek an alternative service provider with respect to such Services, at the sole cost and expense of the Recipient; provided that Recipient shall have no obligation to pay to Provider the applicable Service Fees for a Service to the extent not provided to the Recipient due to a Force Majeure.

Article VII

MANAGEMENT AND CONTROL

Section 7.01      Cooperation.

(a)            No Recipient shall take any action which it knows would interfere with or increase (other than in a de minimis manner) the cost of the Provider providing (or causing to be provided) any of the Services. During the Term, each Recipient shall cooperate in good faith with the relevant Provider with respect to such Provider providing the Services and, without limitation of the foregoing, each Recipient shall (a) make available on a timely basis to the Provider all information and materials reasonably requested by such Provider to enable such Provider to provide the applicable Services to such Recipient and (b) provide to the applicable Provider reasonable access to its premises, facilities and personnel to the extent reasonably necessary for such Provider to provide the applicable Services to such Recipient. A Provider shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by an applicable Recipient in connection with this Agreement. A Provider shall not be liable for any impairment of any Service to the extent caused by or relating to its not receiving the information, materials or access required by this Section 7.01(a), either timely or at all, or by its receiving inaccurate or incomplete information from an applicable Recipient that is required or reasonably requested regarding that Service. During the Term, the Provider shall provide commercially reasonable cooperation to the applicable Recipient by responding to the Recipient’s reasonable requests for information related to the functionality or operation of the Services. The Provider shall provide Recipient with reasonable access (during reasonable business hours) to records related to the Services and personnel for consulting and assistance in connection with the Services.

(b)            To the extent the Parties or a member of their respective Group have entered into any third-party Contracts in connection with any of the Services, the Recipients shall comply in all material respects with the terms of such agreement applicable to the Recipients’ use of such Services, to the extent the Recipients have been provided reasonable prior notice of such terms.

Section 7.02      Required Consents. Each Party shall use commercially reasonable efforts to obtain any and all third-party consents, licenses, approvals or amendments to existing agreements necessary or advisable to allow the relevant Provider to provide the Services (the “Required Consents”); provided that the costs of obtaining, or seeking to obtain, such Required Consents shall be paid by the Recipient in respect of the Services; provided, further, that Provider shall have provided to Recipient reasonable prior notice and Recipient shall have provided its prior written consent, in each case, to any such payments in an amount greater than thirty thousand U.S. dollars ($30,000); provided, however, that if Recipient does not so consent, Provider shall have no obligation to provide such Service. Each Party shall reasonably cooperate with the other in connection with obtaining Required Consents upon such other Party’s request. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent, the Provider shall have no obligation to provide such Service; provided that the Provider and the Recipient shall use commercially reasonable efforts and reasonably cooperate with each other to minimize the adverse impact therefrom and to identify and arrange for the provision of substitute or alternative services for such Service to the extent reasonably practicable.

Section 7.03      No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party or its Affiliates acting as an agent of the other Party or its Affiliates. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication. The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

Article VIII

PERSONAL INFORMATION AND CONFIDENTIAL INFORMATION

Section 8.01      Data Protection. The provisions of the Data Processing Addendum attached as Schedule 6 hereto shall govern the Processing of the Agreement Personal Data (as such terms are defined in the Schedule) in connection with the provision of the Services hereunder.

Section 8.02      Confidentiality. Section 8.6 (Confidentiality; Non-Use) of the SDA shall apply to this Agreement, mutatis mutandis.

Article IX

MISCELLANEOUS

Section 9.01      Dispute Resolution. The Parties acknowledge and agree that the Article IX of the SDA is hereby incorporated into this Agreement, and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis.

Section 9.02      Assignment. Neither this Agreement nor any of the rights, interests or obligations of a Party under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by such Party without the prior consent of the other Party; provided, that such first Party (i) may assign, in whole or in part, by operation of law or otherwise, this Agreement to one or more of its Affiliates, and (ii) subject to Section 6.02(e), may assign, in whole or in relevant part, by operation of law or otherwise, this Agreement to the successor to all or the relevant portion of the business or assets to which this Agreement relates; provided, further, that (x) the assigning Party shall promptly notify the non-assigning Party in writing of any assignments it makes under the foregoing clause (ii), and (y) in either case of the foregoing clauses (i) or (ii), the party to whom this Agreement is assigned shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto with respect to all or such portion of this Agreement so assigned. Any assignment or other disposition in violation of this Section 9.02 shall be void. No assignment shall relieve the assigning Party of any of its obligations under this Agreement that accrued prior to such assignment unless agreed to by the non-assigning Party.

Section 9.03      Entire Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the SDA or any other Ancillary Agreement or Continuing Arrangement, this Agreement shall control.

Section 9.04      Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 9.05      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service by email (provided no “error” message or other notification of non-delivery is received by the sender of any such email; followed by delivery of an original via overnight courier service) or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.05):

To JS Global:

JS Global Trading HK Limited
[•]
[•]
Attn: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Clifford Chance LLP
[•]
[•]
Attn: [•]
Email: [•]

To SharkNinja:

SharkNinja, Inc.
[•]
[•]
Attn: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
[•]
[•]
Attn: [•]
Email: [•]

Section 9.06      Waivers; Consents. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent or approval required or permitted to be given by a Party to the other Party or its Affiliates under this Agreement shall be in the sole and absolute discretion of the Party giving, conditioning or denying such consent or approval (unless a different standard is expressly set forth herein therefor), shall only be effective if given in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 9.07      Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.08      Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by both Parties.

Section 9.09      No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is a breach or, in the case where a Party acts in concert with any Person who takes such action, would be a breach of any of the provisions of this Agreement.

Section 9.10      Third Party Beneficiaries. Except as specifically provided herein, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 9.11      Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.12      Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 9.13      Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.14      No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SharkNinja, Inc.

By:
Name:
Title:

JS Global Trading HK Limited

By:
Name:
Title: